Woodward Governor Company Exhibit 21
Subsidiaries of the Registrant


Woodward Governor Nederland B.V.
Hoofddorp, The Netherlands

Woodward Governor (U.K.) Limited
Reading, England

Woodward Governor GmbH
Lucerne, Switzerland and
Hoofddorp, The Netherlands

Woodward Governor (Japan) Ltd.
Tomisato, Chiba, Japan and Kobe, Japan

Woodward Governor (Reguladores) Limitada
Campinas, Sao Paulo, Brazil

Woodward Governor (Quebec) Limited
Montreal, Quebec, Canada

Woodward Governor France S.A.R.L.
Venissieux, France

Woodward Governor Asia/Pacific PTE. LTD.
Singapore, Republic of Singapore

Woodward Governor Deutschland GMBH
Wiesbaden, Germany

Woodward Governor Poland, Limited
Warsaw, Poland

Woodward Governor Germany GmbH
Aken and Kelbra, Germany

HSC Controls, Inc.
Buffalo, New York

Bauer Aerospace, Inc.
Avon, Connecticut

Woodward Governor India PTE. LTD.
Ballabgarh, India